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FOR IMMEDIATE RELEASE                           FOR MORE INFORMATION:

                                                Charles McBrayer
                                                (714) 730-2969
                                                Kim Gower
                                                (714) 730-2330


           PAIRGAIN FINALIZES PURCHASE OF ATM DEVELOPER AVIDIA SYSTEMS


        Tustin, CA  -- (March 4, 1997) --PairGain Technologies, Inc. (Nasdaq:
PAIR) today announced that it has finalized the previously-announced purchase of AVIDIA Systems, a Wallingford, Connecticut-based developer of low cost, ATM (Asynchronous Transfer Mode) Digital Subscriber Line Access Multiplexers (DSLAMs) and ATM workgroup products.

        The transaction was closed on February 27, 1997 in accordance with the terms of the definitive agreement which was announced on February 19, 1997. The purchase price of $94 million was in the form of PainGain stock valued at $39.71 per share, the average closing price during the twenty day period prior to the signing of the agreement. This resulted in the issuance of approximately
2.37 million new shares of PairGain common stock. The acquisition is expected to be accounted for as a pooling of interests, with AVIDIA becoming a wholly-owned subsidiary of PairGain.

        PairGain designs, manufactures and markets high-speed Digital Subscriber Line (xDSL) products and systems that allow telecommunications carriers and organizations with private communications networks to more efficiently and quickly deploy high-speed data, video and voice service to end users over the existing infrastructure of copper telephone lines. The xDSL market leader's HiGainTM T1/E1, PG-FlexTM and PG-PlusTM subscriber carrier systems, campus area network and megabit access products are marketed under the trademark, CopperOpticsTM, indicating their ability to provide fiber optic quality transmission over the last mile in both public and private networks worldwide.


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Except for the historical information contained herein, the matters discussed in the announcement are forward-looking statements which involve risk and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices and other factors discussed in the Company's filings with the Securities and Exchange Commission.